Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS AND
DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA. (October 30, 2015) - Pool Corporation (NASDAQ/GSM:POOL) announced today that James J. Gaffney and George T. Haymaker, Jr. have notified the Pool Corporation Board of Directors (the Board) that they will be retiring from the Board at the end of their current terms. Mr. Gaffney and Mr. Haymaker have been directors of Pool Corporation since 1998 and 2004 respectively, and will not be standing for re-election at the Company’s 2016 annual meeting of shareholders in May 2016.

The Company also announced that on October 28, 2015, the Board increased the size of the Board to ten members. Upon recommendation of the Nominating and Corporate Governance Committee, effective October 28, 2015, the Board appointed David G. Whalen and Timothy M. Graven to serve as directors until the 2016 annual meeting of shareholders, at which time they will each stand for election by Pool Corporation’s shareholders.

The Company is grateful for the many years of service provided by Mr. Gaffney and Mr. Haymaker and the contributions both have made to Pool Corporation. The Company is also glad to be able to add such high caliber individuals as Mr. Whalen and Mr. Graven to its Board.

Additionally, the Company announced that its Board declared a quarterly cash dividend of $0.26 per share. The dividend will be payable on November 24, 2015 to holders of record on November 10, 2015.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 331 sales centers in North America, Europe, South America and Australia through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com